EXHIBIT 99.1

Blueprint Medicines Reports Fourth Quarter and Full Year 2024 Results

-- Achieved $479.0 million in AYVAKIT® (avapritinib) global net product revenues in 2024, including $144.1 million in the fourth quarter --

-- Anticipate global AYVAKIT net product revenue of approximately $680 million to $710 million in 2025, representing a 45% percent year-over-year growth at the midpoint –

-- Peak systemic mastocytosis franchise revenue opportunity updated to $4 billion, with AYVAKIT expected to achieve $2 billion in revenue by 2030 --

-- AYVAKIT 3-year safety and efficacy results in ISM and BLU-808 healthy volunteer data among 14 total abstracts accepted for presentation at 2025 AAAAI / WAO Joint Congress --

CAMBRIDGE, Mass., February 13, 2025 – Blueprint Medicines Corporation (NASDAQ: BPMC) today reported financial results and provided a business update for the fourth quarter and full year ended December 31, 2024 and provided financial guidance.

“We are entering 2025 in the strongest position we have ever been in as a company with a focus on driving growth and innovation through operational excellence. AYVAKIT is a medicine that is changing patients' lives, and the SM market is larger and growing faster than we originally expected. Our 2025 guidance of $680 to $710 million represents robust growth, putting AYVAKIT firmly on track to achieve $2 billion in revenue by 2030. And with the larger potential SM franchise peak opportunity of $4 billion, we have a plan to drive innovation in the treatment of SM with elenestinib as we move beyond symptom control to disease modification in the HARBOR registration study, building a durable SM franchise that we anticipate will grow throughout the next decade,” said Kate Haviland, Chief Executive Officer of Blueprint Medicines. “Our next potential blockbuster opportunity, BLU-808, is also coming into focus with the healthy volunteer data reported last month. BLU-808 demonstrated a best-in-class profile for an oral wild-type KIT inhibitor enabling our differentiated approach to modulating mast cell activity across thousands of patients with mast-cell-mediated allergic and inflammatory diseases. BLU-808 offers us the opportunity to find the right balance of efficacy and tolerability to realize true pipeline-in-a-medicine potential. Altogether, our portfolio represents a unique set of assets, targeting fundamental mast cell biology, that will drive durable and diversified growth over the next decade with significant operating leverage.”

Fourth Quarter 2024 Highlights and Recent Progress

Mast cell disorders

●	Achieved AYVAKIT net product revenues of $479.0 million, including $421.8 million in the US and $57.1 million ex-US, representing 135 percent growth year-over-year. In the fourth quarter of 2024, AYVAKIT achieved $144.1 million, including $124.1 million in the US and $20.0 million ex-US.
●	Blueprint estimates the peak revenue opportunity for the company's SM franchise is $4 billion, with $2 billion in annual revenues expected to be achieved by AYVAKIT by 2030.
●	Presented AYVAKIT data at the 2024 American Society of Hematology annual meeting, showing a significant survival benefit in treatment-naïve patients with advanced SM, and sustained improvement in bone density for advanced SM patients with low bone mass at baseline. View the presentations here.
●	Reported in January 2025 results from the Phase 1 healthy volunteer study of BLU-808, a wild-type KIT inhibitor, showing a differentiated profile that enables the evaluation of tunable dosing strategies. BLU-808 was well-tolerated at all doses tested, showed consistent pharmacokinetics supporting once daily oral dosing, and achieved dose-dependent reductions in tryptase exceeding 80 percent. These positive data support initiation of multiple proof-of-concept studies planned in 2025.

Corporate

●	Presented the company’s 2025 corporate outlook and strategy to drive continued growth at the 43rd Annual J.P. Morgan Healthcare Conference. View the press release here.
●	Following closing of the IDRx acquisition by GSK, Blueprint anticipates approximately $80 million in gross proceeds from an equity stake in IDRx.
●	Announced the appointment of Sherwin Sattarzadeh to Chief Business Officer, overseeing business development, portfolio leadership and project management, and alliance management. His previous roles over a decade of service at Blueprint include Head of Regulatory Affairs, Chief of Staff to the Chief Executive Officer, and Senior Vice President of Strategic Operations. He succeeds Helen Ho, Ph.D. who is departing the company to pursue another career opportunity.

2025 Financial Guidance

Blueprint today announced it anticipates approximately $680 million to $710 million in global AYVAKIT net product revenues for all approved indications in 2025. The midpoint of this range represents 45 percent year-over-year revenue growth. In 2024, Blueprint reduced cash burn by more than 50 percent and expects further reduction in 2025 as the company continues to invest in advancing prioritized programs, balancing investing in innovation with financial discipline. The company continues to expect that its existing cash, cash equivalents and investments, together with anticipated future product revenues, will maintain a durable capital position to enable the company to achieve a self-sustainable financial profile.

Key Upcoming Milestones

The company plans to achieve the following milestones in the first half of 2025:

●	Present 14 abstracts at the 2025 American Academy of Allergy, Asthma and Immunology (AAAAI) / World Allergy Organization (WAO) Joint Congress, including:
o	Three-year safety and efficacy data from the PIONEER trial of AYVAKIT.
o	Bone density improvements shown by AYVAKIT in the PIONEER trial.
o	Phase 1 healthy volunteer data for BLU-808, a highly potent and selective oral inhibitor of wild-type KIT, consistent with top-line results reported in January 2025.
●	Initiate two proof-of-concept studies of BLU-808 in patients with chronic spontaneous urticaria/chronic inducible urticaria, and allergic rhinitis/allergic conjunctivitis.

Fourth Quarter and Year End 2024 Results

●	Revenues: Revenues were $146.4 million for the fourth quarter of 2024, including $144.1 million of net product revenues from sales of AYVAKIT/AYVAKYT and $2.2 million in collaboration revenues. Revenues for the year ended December 31, 2024 were $508.8 million, including $479.0 million of net product revenues from sales of AYVAKIT/AYVAKYT, and $29.9 million in collaboration and license revenues. Blueprint Medicines recorded $72.0 million and $249.4 million in revenues in the fourth quarter and year ended December 31, 2023, respectively.
●	Cost of Sales: Cost of sales was $7.4 million for the fourth quarter of 2024 and $20.2 million for the year ended December 31, 2024, as compared to $0.3 million and $8.5 million for the fourth quarter and year ended December 31, 2023, respectively. This increase was primarily due to higher sales to our collaboration and other partners and an increase in product sales volume.
●	R&D Expenses: Research and development expenses were $83.7 million for the fourth quarter of 2024 and $341.4 million for the year ended December 31, 2024, as compared to $97.5 million and $427.7 million for the fourth quarter and year ended December 31, 2023, respectively. This decrease was primarily due to operational efficiency across our portfolio as we executed across our top priority programs, and the timing of manufacturing of clinical trial materials. Research and development expenses also included $11.7 million in stock-based compensation expenses for the fourth quarter of 2024 and $47.5 million in stock-based compensation for the year ended December 31, 2024.
●	SG&A Expenses: Selling, general and administrative expenses were $96.5 million for the fourth quarter of 2024 and $359.3 million for the year ended December 31, 2024, as compared to $79.3 million and $295.1 million for the fourth quarter and year ended December 31, 2023, respectively. This increase was primarily due to an increase in activities supporting the commercialization of AYVAKIT/AYVAKYT. Selling, general and administrative expenses included $16.6 million in stock-based compensation expenses for the fourth quarter of 2024 and $61.5 million in stock-based compensation for the year ended December 31, 2024.
●	Net Loss: Net loss was $(50.0) million for the fourth quarter of 2024 and $(67.1) million for the year ended December 31, 2024, or a diluted net loss per share of $(0.79) and diluted net loss per share of $(1.07), respectively, as compared to a net loss of $(110.9) million for the fourth quarter of 2023 and a net loss of $(507.0) million for the year ended December 31, 2023, or a diluted net loss per share of $(1.82) and a diluted net loss per share of $(8.37), respectively.
●	Cash Position: As of December 31, 2024, cash, cash equivalents and investments were $863.9 million, as compared to $767.2 million as of December 31, 2023.

Conference Call Information

Blueprint Medicines will host a live conference call and webcast at 8:00 a.m. ET today to discuss fourth quarter and full year 2024 financial results and recent business activities. The conference call may be accessed by dialing 833-470-1428 (domestic) or 404-975-4839 (international), and referring to conference ID 349846. A webcast of the call will also be available under "Events and Presentations" in the Investors & Media section of the Blueprint Medicines website at http://ir.blueprintmedicines.com/. The archived webcast will be available on Blueprint Medicines' website approximately two hours after the conference call and will be available for 30 days following the call.

Upcoming Investor Conferences

Blueprint Medicines will participate in two upcoming investor conferences:

●	45th Annual Cowen Health Care Conference on Monday, March 3, 2025 at 1:10 p.m. ET.
●	H.C. Wainwright 3rd Annual Autoimmune & Inflammatory Disease Virtual Conference on Thursday, March 27, 2025 at 12:00 p.m. ET.

Live webcasts of the presentations will be available under "Events and Presentations" in the Investors & Media section of the Blueprint Medicines website at http://ir.blueprintmedicines.com. Replays of the webcasts will be archived on the Blueprint Medicines website for 30 days following the presentations.

About Blueprint Medicines

Blueprint Medicines is a fully integrated, commercial-stage, global biopharmaceutical company that invents life-changing medicines in two core, strategic areas of allergy/inflammation and oncology/hematology. We pursue discovery, development, and commercialization of therapies that potently and selectively target known drivers of disease, with focused investment in therapeutic areas where we can leverage our core expertise and business infrastructure to bring scale to our science. We are bringing AYVAKIT®/AYVAKYT® (avapritinib) to people living with systemic mastocytosis (SM) in the U.S. and Europe. Additionally, we have a pipeline of research and development programs that range from early science to advanced clinical trials in mast cell-mediated diseases, including SM and chronic urticaria, breast cancer, and other solid tumors vulnerable to CDK2 inhibition. For more information, visit www.BlueprintMedicines.com and follow us on X (formerly Twitter; @BlueprintMeds) and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding Blueprint Medicines’ views with respect to the peak systemic mastocytosis franchise and AYVAKIT revenue opportunities; its planned commercial investments and its future business growth; the advancement of BLU-808 and its potential to benefit patients with allergic and inflammatory diseases; the potential benefits of any of the Blueprint Medicines’ current or future approved drugs or drug candidates in treating patients; the timing of its pre-clinical and clinical trials; and Blueprint Medicines’ financial performance, strategy, including its planned investment allocation; projected cash burn, the anticipated proceeds upon the IDRx acquisition, goals and anticipated milestones, business plans and focus. The words "aim," "may," "will," "could," "would," "should," "expect," "plan," "anticipate,", “achieve”, "intend," "believe," "estimate," "predict," "project," "potential," "continue," "target" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation: the uncertainty of Blueprint’s ability to execute on its strategic plan for sustainable growth; the risk of delay of any current or planned clinical trials or the development of Blueprint Medicines' current or future drug candidates; risks related to Blueprint Medicines' ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; preclinical and clinical results for Blueprint Medicines' drug candidates may not support further development of such drug candidates either as monotherapies or in combination with other agents or may impact the anticipated timing of data or regulatory submissions; the timing of the initiation of clinical trials and trial cohorts at clinical trial sites and patient enrollment rates may be delayed or slower than anticipated; actions of regulatory agencies may affect the initiation, timing and progress of clinical trials; risks related to Blueprint Medicines' ability to obtain, maintain and enforce patent and other intellectual property protection for its products and current or future drug candidates it is developing; and the success of Blueprint Medicines' current and future collaborations, financing arrangements, partnerships or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in Blueprint Medicines' filings with the Securities and Exchange Commission (SEC), including Blueprint Medicines' most recent Annual Report on Form 10-K, as supplemented by its most recent Quarterly Report on Form 10-Q and any other filings that Blueprint Medicines has made or may make with the SEC in the future. Any forward-looking statements contained in this press release represent Blueprint Medicines' views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Trademarks

Blueprint Medicines, AYVAKIT, AYVAKYT and associated logos are trademarks of Blueprint Medicines Corporation.

Blueprint Medicines Corporation

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31,	December 31,
	2024	2023
Cash, cash equivalents and investments	$863,937	$767,171
Working capital (1)	481,882	593,470
Total assets	1,179,813	1,049,250
Deferred revenue (2)	10,198	5,604
Liability related to the sale of future royalties and revenues (2)	255,174	441,625
Term loan (2)	386,970	238,813
Total liabilities	881,148	918,641
Total stockholders’ equity	298,665	130,609

(1)    Blueprint Medicines defines working capital as current assets less current liabilities.

(2)	Includes both current and long-term portions of the balance.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues:
Product revenue, net	$144,125	$71,034	$478,950	$$204,207
Collaboration and license revenue	2,241	923	29,874	45,173
Total revenues	146,366	71,957	508,824	249,380
Cost and operating expenses:
Cost of sales	7,447	260	20,163	8,540
Collaboration loss sharing	—	—	—	4,256
Research and development	83,672	97,537	341,433	427,720
Selling, general and administrative	96,450	79,270	359,272	295,141
Total cost and operating expenses	187,569	177,067	720,868	735,657
Other income (expense):
Interest expense, net	(7,775)	(5,170)	(28,151)	(18,793)
Other income (expense), net	(306)	(577)	656	(946)
Debt extinguishment gain	-	-	173,676	-
Total other income (expense)	(8,081)	(5,747)	146,181	(19,739)
Loss before income taxes	(49,284)	(110,857)	(65,863)	(506,016)
Income tax expense	672	61	1,226	968
Net loss	$(49,956)	$(110,918)	$ (67,089)	$ (506,984)
Net loss per share applicable to common stockholders — basic and diluted	$(0.79)	$(1.82)	$ (1.07)	$ (8.37)
Weighted-average number of common shares used in net loss per share - basic and diluted	63,600	60,890	62,857	60,558

Media Contact

Andrew Law

617-844-8205

media@blueprintmedicines.com

Investor Contact

Cassie Saitow

617-909-3127

ir@blueprintmedicines.com